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                                                                 Exhibit 21

                           SUBSIDIARIES OF THE REGISTRANT

     The following is a list of all subsidiaries of Premier Financial Bancorp, Inc. and their state of incorporation.

           Subsidiary                               State of Incorporation
          ------------                             ------------------------
Citizens Deposit Bank and Trust Company                     Kentucky

Bank of Germantown                                          Kentucky

Georgetown Bancorp, Inc.                                    Kentucky
(Georgetown Bank and Trust Company)

Citizens Bank                                               Kentucky

Premier Data Services, Inc.                                 Kentucky

Farmers Deposit Bancorp, Inc.                               Kentucky
(Farmers Deposit Bank)